Exhibit 10.37

SUBLEASE

This instrument is a Sublease (the “Sublease”) dated as of March 8, 2001 between Harvard Pilgrim Health Care, Inc., a Massachusetts corporation (“Sublandlord”), and Coley Pharmaceutical Group, Inc., a Delaware corporation (“Subtenant”).

The parties to this instrument hereby agree with each other as follows:

ARTICLE 1

SUMMARY OF BASIC SUBLEASE PROVISIONS

1.1	BASIC DATA

ALL CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE PRIME LEASE (hereinafter defined) UNLESS OTHERWISE DEFINED HEREIN.

Commencement Date:	The later of (i) March 15, 2001, or (ii) the date on which Sublandlord delivers possession of the Premises to Subtenant in the condition required herein, subject to the provisions of Section 3.1.2, and together with the consent of Prime Landlord and Ground Landlord to the extent required under the Prime Lease and Ground Lease, unless on an earlier date Subtenant’s personnel shall occupy all or any part of the Premises for the conduct of Subtenant’s business, in which case the Commencement Date shall be such earlier date.

Sublandlord:	Harvard Pilgrim Health Care, Inc.

Present Mailing Address of Sublandlord:	93 Worcester Street Wellesley, MA 02481 Attention: General Counsel

Subtenant:	Coley Pharmaceutical Group, Inc.

Present Mailing Address of Subtenant:	20 Williams Street, Suite 115 Wellesley, MA 02481

Permitted Use:	General office use.

Premises:	The Premises consists of approximately 18,455 rentable square feet on a portion of the first (1st) floor of the building known as Wellesley Gateway (the “Building”) and located at 93 Worcester Street,

Wellesley, Massachusetts. The Premises is approximately shown on the attached Exhibit A. The Premises demised under this Sublease comprises a portion of the premises leased (the “Leased Premises”) to Sublandlord by Prime Landlord (as defined below) under the Prime Lease (as defined below).

Prime Lease:	That certain Indenture of Lease, dated as of March 31, 1998, between Wellesley Gateway LLC (the “Prime Landlord”), as lessor, and Sublandlord, as lessee, as amended.

Rent Commencement Date:	The date that is thirty (30) days following the Commencement Date.

Base Rent:	$830,475 (payable in monthly installments of $69,206.25)

Security Deposit:	$831,600.00, to be held as a letter of credit, subject to the terms of Section 6.4 hereof.

Subtenant’s Share:	6.84%.

Sublease Term or Initial Term:	Five (5) years and one (1) month commencing on the Commencement Date (and if the Commencement Date is not the first day of a calendar month, the Initial Term will also include the partial month immediately following the Commencement Date) and expiring on the last day of the month in which occurs the fifth anniversary of the Rent Commencement Date (the “Fixed Expiration Date”).

Renewal Term:	A period of years commencing on the day after the last day of the Initial Term and expiring on a date to be determined by Sublandlord, in its sole discretion, except to the extent of any earlier termination or expiration of the Renewal Term pursuant to the provisions of this Sublease.

Broker:	McCall & Almy, Inc. and The Staubach Company.

Subtenant’s Parking Rights:	Seventy four (74).

ARTICLE 2

PREMISES

2.1	SUBLEASE OF PREMISES

2.1.1 Sublandlord hereby subleases to Subtenant, and Subtenant hereby accepts and subleases from Sublandlord, upon and subject to the terms and provisions of this Sublease and the terms and provisions of the Prime Lease (except as provided in Section 2.2.2 hereof), all of Sublandlord’s right, title and interest in and to the Premises, pursuant to the Prime Lease, as both are defined in Section 1.1. Included as part of the Premises sublet hereunder is the appurtenant right (in common with all others entitled thereto during the Term) to use the parking areas and the cafeteria located in the Building, subject in all events to the Prime Landlord’s rights reserved and excepted in Article I, Section 2 of the Prime Lease.

2.1.2 From and after the Effective Date hereof (as defined in Section 3.1.1), Sublandlord agrees to provide Subtenant with a temporary license to use space in the Building sufficient to accommodate four to six people, as reasonably determined by Sublandlord (the “Temporary Licensed Area”), in a location in the Building to be determined by Sublandlord in its sole discretion. Subtenant will be permitted to use the Temporary Licensed Area pursuant to Subtenant’s obligations under this Sublease as if the Temporary Licensed Area was the “Premises” described herein, except that (i) no Base Rent, operating expenses or taxes will be charged for Subtenant’s use of the Temporary Licensed Area, and (ii) Subtenant’s right to use the Temporary Licensed Area will end upon the Commencement Date and is subject to earlier termination as may be provided herein. Subtenant will be responsible for all furniture, telephone and telecommunication costs and all other costs associated with its occupancy of the Temporary Licensed Area.

2.2	PRIME LEASE

2.2.1 Sublandlord hereby represents and warrants that: (i) Sublandlord is the tenant under the Prime Lease and has the full right to enter into this Sublease (subject, however, to Prime Landlord’s consent); (ii) the Prime Lease is in full force and effect; (iii) Sublandlord has not received from Prime Landlord any notice of any default on the part of Sublandlord as tenant under the Prime Lease which has not been cured, nor has Sublandlord given Prime Landlord notice of any default on the part of Prime Landlord as landlord under the Prime Lease which has not been cured; and (iv) Sublandlord has submitted to Subtenant a true and complete copy of the Prime Lease. Subtenant also warrants that it is satisfied with the present condition of the Premises (which Subtenant takes “as is” without any representation or warranty by Sublandlord regarding the condition of the Premises, or the fitness of the Premises for any particular use and without any obligation of any kind on Sublandlord to make any repairs or improvements thereto in connection with Subtenant’s occupancy) and with Subtenant’s ability to use the Premises on the terms herein set forth.

2.2.2 This Sublease is made subject and subordinate to all of the terms and conditions of the Prime Lease to the extent that they relate to the Premises subleased hereunder, except for the Excluded Provisions (which shall only apply to the extent specifically referred to herein).

Insofar as the same relate to the Premises subleased hereunder, each and every provision of the Prime Lease except for the Excluded Provisions (as defined below) shall be deemed incorporated herein and made a part of this Sublease as between Sublessor and Sublessee, except to the extent that such provisions are inconsistent with the provisions of this Sublease (in which event the provisions of this Sublease shall control). Insofar as the same relate to the Premises subleased hereunder, all references in the Prime Lease to “Landlord” (or words of similar import) shall be deemed to refer to Sublandlord and all references to “Tenant” (or words of similar import) shall be deemed to refer to Subtenant. Provided, however, in the event of a conflict between any provision contained in the Prime Lease and a provision contained in this Sublease, the provision contained in this Sublease shall control as between Sublandlord and Subtenant. “Excluded Provisions” shall refer to the following provisions of the Prime Lease: Article I Section 1 (first paragraph only), Article I Section 2, Article II, Article III, Article IV, Article V, Article VI Section 1, Article VI Section 3, Article VII, Article IX, Article X Sections 2 and 13, and Article XI. This Sublease is conditioned upon the approval or consent of Prime Landlord and Ground Landlord to this Sublease, to the extent and in the form that such approval or consent is required under the Prime Lease. Subtenant agrees to execute such documents and to take such actions as Sublandlord may reasonably request in connection with obtaining the Prime Landlord’s and the Ground Landlord’s consent or approval to this Sublease.

2.2.3 This Sublease is and shall remain subject and subordinate in all respects to the Prime Lease and to all renewals, modifications, consolidations, replacements and extensions thereof. This Section 2.2.3 shall be self-operative and no further instrument of subordination shall be required. In the event of termination or cancellation of the Prime Lease for any reason whatsoever with respect to all or any portion of the Premises, this Sublease shall automatically terminate with respect to all or such portion of the Premises. Subtenant hereby agrees with the Commonwealth of Massachusetts (“Ground Landlord”), the Ground Landlord pursuant to a 99- year ground lease with Prime Landlord, as tenant, dated March 31, 1998, that Subtenant will not breach, nor cause Sublandlord or the Prime Landlord to breach, any of the provisions of the Ground Lease; and that in the event the Ground Lease is terminated prior to the expiration of this Sublease, that, except as modified in any Recognition Agreement entered into between Subtenant and the Ground Landlord, at the Ground Landlord’s option, Subtenant will attorn to the Ground Landlord and waive any right Subtenant may have to terminate the Sublease, such attornment to be in form acceptable to the Ground Landlord, or to surrender possession thereunder as a result of the termination of the Ground Lease; and that, subject to the rights of any holder of a leasehold mortgage on the Leased Premises, in the event Subtenant receives a written notice from the Ground Landlord that an Event of Default has occurred under, and as defined by, the Ground Lease, Subtenant shall thereafter be obligated to pay all rentals accruing under this Sublease directly to the Ground Landlord or as the Ground Landlord may direct.

2.2.4 Notwithstanding anything contained in this Sublease to the contrary, except for Sublandlord’s agreement in Section 2.3 hereof, Sublandlord shall have no obligation during the Term of this Sublease to provide any services of any nature whatsoever to Subtenant or to, in or for the benefit of the Premises or to expend any money for the preservation or repair of the Premises, or to observe or perform any obligations of Sublandlord under this Sublease in any case where such services, expenditures or obligations are required under the Prime Lease to be provided, performed or observed by Prime Landlord for the benefit of Sublandlord with respect to the Premises, and Subtenant agrees to look solely and directly to Prime Landlord for the furnishing of any such services, expenditure of any such sums, or observance or performance of any such obligations to which, or the benefit of which, Subtenant may be entitled under this Sublease, but nothing in the foregoing shall be deemed to exculpate or otherwise release Sublandlord from, or prevent Subtenant from looking directly to Sublandlord for, any liability arising out of Sublandlord’s negligence or the failure of Sublandlord to perform its express obligations hereunder; nor shall the foregoing relieve Sublandlord of its express obligations set forth in this Sublease. Sublandlord shall, however, upon the request of Subtenant from time to time (which request may be oral), use due diligence and reasonable efforts to cause Prime Landlord to furnish such services, expend such sums, and observe and perform such obligations. Sublandlord’s only obligations under the Prime Lease with respect to the Premises are to use the aforesaid due diligence and reasonable efforts, make those payments of all rent and other charges due to Prime Landlord thereunder and to make those payments due to the utility providers for utility services (including electricity, water and sewer) which are separately metered to the Leased Premises, which payments Sublandlord hereby agrees to make, provided, however, that Subtenant makes timely payment to Sublandlord of all rent and other charges payable under this Sublease. Sublandlord hereby agrees that, so long as Subtenant makes timely payment to Sublandlord of all rent and other charges payable by Subtenant hereunder, Sublandlord shall make timely payment of all rent and other charges due to Prime Landlord as landlord under the Sublease. It is the intention of the parties that Subtenant comply with all of Sublandlord’s obligations as tenant under the Prime Lease (not excluded under Section 2.2.2 above) with respect to the Premises to the same extent and with the same force and effect as if Subtenant were tenant thereunder, and Subtenant hereby agrees to so comply with all of Sublandlord’s such obligations under the Prime Lease with respect to the Premises. Subtenant shall have no claim against Sublandlord for any default by the Prime Landlord under the Prime Lease. If as a result of any default by Prime Landlord as landlord under the Prime Lease, Sublandlord as tenant under the Prime Lease is entitled to any offset or similar rights against Prime Landlord, Subtenant shall be entitled to a fair and equitable share of such offset or similar rights. No default by Prime Landlord under the Prime Lease shall excuse Subtenant from the performance of any of its obligations to be performed under this Sublease or entitle Subtenant to any reduction in or abatement of any of the rent provided for in this Sublease, unless and only to the extent that Sublandlord shall be excused from the performance of a corresponding obligation as the “Tenant” under the Prime Lease.

2.2.5 Subtenant shall neither do, nor permit to do nor permit to be done, anything that would increase Sublandlord’s obligations to the Prime Landlord under the Prime Lease (unless Subtenant shall indemnify Sublandlord from such increased obligation) or that would cause the Prime Lease to be terminated or forfeited.

2.2.6 Sublandlord shall promptly give Subtenant a copy of any notice of default, termination or otherwise affecting the existence or validity of the Sublease or relating to any casualty or taking, given by Sublandlord or Prime Landlord to the other.

2.3	SERVICES AND FACILITIES

In connection with this Sublease, Sublandlord has also agreed to make available to Subtenant, certain services, and to authorize Subtenant to use certain areas and equipment in or about the Leased Premises, jointly with Sublandlord and others who may be authorized by Sublandlord from time to time, as follows:

2.3.1 At no additional charge, Subtenant shall be entitled to use Sublandlord’s public transportation system that is currently provided for Sublandlord’s employees. Subtenant’s right to use such public transportation system shall be limited to the extent Sublandlord is providing such system for the benefit of its employees and Sublandlord shall be entitled to discontinue such system at its discretion.

2.3.2 Subtenant shall have the right to use the Building cafeteria (as the same may be altered or relocated from time to time by Sublandlord) in accordance with any reasonable rules and regulations established by Sublandlord and subject to the rights of Sublandlord and others authorized from time to time by Sublandlord to use such cafeteria.

2.3.3 Subtenant, at a maximum of once every three (3) months, shall have the right to use one of the conference or board rooms located on the first floor of the Building (as such conference or board rooms may be altered or relocated from time to time by Sublandlord), which use shall be free of charge. Any additional use of such conference or board rooms by Subtenant shall be subject to a daily fee to be established by Sublandlord from time to time. All use of conference and board rooms in the Building by Subtenant as provided in this 2.3.3 shall be in accordance with Sublandlord’s reasonable rules and regulations and subject to availability and any reasonable sign-up procedures established by Sublandlord from time to time.

2.3.4 Subtenant shall be entitled to use up to the number of parking spaces provided in Section 1.1 hereof as Subtenant’s Parking Rights within the parking lot on the Land for Subtenant’s employees, guests and contractors, which use shall be subject to the reasonable rules and regulations of Sublandlord as the same may change from time to time.

2.3.5 Sublandlord shall be under no responsibility or liability for failure or interruption of any of the above described services, repairs or replacements or of any other services or utilities provided Subtenant caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Sublandlord and in no event for any indirect or consequential damages to Subtenant; and failure or omission on the part of the Sublandlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Subtenant, actual or constructive, nor entitle Subtenant to an abatement of the license fee, nor render the Sublandlord liable in damages, nor release Subtenant from prompt fulfillment of any of its covenants under this Sublease.

ARTICLE 3

TERM OF SUBLEASE

3.1	TERM

3.1.1 Upon execution of this Sublease by the parties hereto, all of the provisions of this Sublease shall be deemed to be in full force and effect from and after the date set out in the introductory paragraph of this Sublease (the “Effective Date”). The Sublease Term of this Sublease shall be for the period specified in Section 1.1 as the Sublease Term, and, if applicable, the Renewal Term, as provided in Section 3.2 hereof. The parties agree that in no event shall the Sublease Term, as the same may be extended pursuant to Section 3.2 of this Sublease, extend beyond the term of the Prime Lease. Subtenant covenants and agrees to vacate and surrender the Premises to Sublandlord, in broom clean condition, free of personal property, furniture and fixtures, on or before the Expiration Date (as defined below). As used herein, the “Expiration Date” shall mean the Fixed Expiration Date or such earlier date on which the Sublease Term shall sooner end pursuant to any of the terms, conditions or covenants of this Sublease or pursuant to law.

3.1.2 Sublandlord agrees to use diligent, good faith efforts to make the Premises available for Subtenant’s occupancy on or before March 15, 2001. In the event Sublandlord is unable to make the Premises available on or before March 15, 2001, Sublandlord shall provide Subtenant with not less than thirty (30) days advance written notice of the date that Sublandlord shall make the Premises available, provided that, in any event, the Commencement Date shall be not later than the date on which Subtenant’s personnel occupy all or any part of the Premises for the conduct of Subtenant’s business. In the event that the Premises is not made available for Subtenant’s occupancy on or before May 15, 2001 (as the same may be extended, the “Outside Delivery Date”), subject to extension due to strikes, lockouts, acts of labor unions or other labor troubles, or by accident, or due to Acts of God, fire, earthquake, flood, explosion, action of the elements, war, hostilities, invasion, acts of terrorism, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facilities, materials, services or supplies in the open market, failure of transportation or utilities, condemnation, requisition, laws, preemption by governmental authorities in connection with a national emergency or acts of terrorism, or related to any necessary approvals under the Prime Lease, or by any cause whatsoever beyond Sublandlord’s reasonable control, Subtenant shall have the right, on or prior to the date which is five (5) days following the Outside Delivery Date (the “Termination Date”), to terminate this Sublease upon written notice to Sublandlord. If Subtenant fails to terminate this Sublease pursuant to this Section 3.1.2 on or prior to the Termination Date as provided in the foregoing sentence, TIME BEING OF THE ESSENCE, then Subtenant shall be deemed to have waived its right to terminate this Sublease and Sublandlord shall have no further liability to Subtenant by reason of Sublandlord’s failure to deliver the Premises. The provisions of this Section 3.1.2 shall be Subtenant’s sole remedy in the event of Sublandlord’s failure to deliver the Premises.

3.1.3 Each party hereto agrees, upon demand of the other, to execute and deliver to such other party a supplemental instrument expressing the Commencement Date, the Rent Commencement Date and the Expiration Date once the same have been determined.

3.2	EXTENSION OF TERM

3.2.1 Subtenant named herein (and not any assignee of Subtenant’s interest under this Sublease other than an assignee under common control with Subtenant) shall have the option (the “Renewal Option”) (which is not assignable to any permitted assignee of this Sublease other than an assignee under common control with Subtenant) to extend the Sublease Term for an additional period equal to the Renewal Term described in Article 1. The Renewal Option may be exercised with respect to the entire Premises only and shall be exercisable by Subtenant as follows: By a date not later than ten (10) months prior to the last day of the Initial Term, TIME BEING OF THE ESSENCE, Subtenant shall request, in writing, that Sublandlord notify Subtenant of (a) Sublandlord’s intention to re-occupy or not re-occupy the Premises, and (b) the length of the Renewal Term, if any. Upon receipt of such request, Sublandlord shall notify Subtenant not later than the date which is nine (9) calendar months prior to the last day of the Initial Term (“Sublandlord’s Notice Date”) of its intention to re-occupy or not re-occupy the Premises and of the length of the Renewal Term, if any. If Sublandlord notifies Subtenant that it does not intend to re-occupy the Premises, Subtenant shall have the right to exercise the Renewal Option by delivering the renewal notice to Sublandlord with respect to the Renewal Term not later than the date which is thirty (30) days following Sublandlord’s Notice Date, TIME BEING OF THE ESSENCE. Subtenant may not exercise its Renewal Option if it is in default hereunder after notice and expiration of the applicable grace period on the date of the giving of the renewal notice or it is in occupancy of less than one hundred percent (100%) of the Premises on the first day of the Renewal Term.

3.2.2 If Subtenant exercises the Renewal Option, the Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Sublease, except that (A) the Base Rent shall be determined pursuant to Section 3.2.3 hereof, (B) Subtenant shall continue to pay Additional Rent pursuant to Article 6 hereof, and (C) Sublandlord shall have no obligation to contribute any funds to Subtenant for alterations to the Premises or to grant Subtenant any rent concession or abatement. For purposes of this Sublease, if Subtenant exercises the Renewal Option, the Fixed Expiration Date shall be deemed to mean the date that is the last day of the Renewal Term, as determined in Section 1.1.

3.2.3 For the Renewal Term, the Base Rent (the “Renewal Rent”) shall be an amount equal to the greater of: (i) the fair market rent (as hereinafter defined) per annum; and (ii) $830,475 per annum (the “Minimum Amount”).

3.2.4 If Sublandlord determines that the fair market rent does not exceed the Minimum Amount, it shall so advise Subtenant, and the Renewal Rent during the Renewal Term shall be equal to the Minimum Amount without further action of the parties. For purposes hereof, the term “fair market rent” shall mean a rent per square foot per annum for similar first-class office buildings in Wellesley, Massachusetts for a similar term of lease entered into at or about the beginning of the Renewal Term, and otherwise considering the terms and conditions of this

Sublease, including those set forth in Section 3.2.2 above. Said rent per square foot per annum shall be multiplied by the rentable square feet of the Premises and the product thereof shall be the fair market rent. In the event that Sublandlord and Subtenant are unable to agree on the fair market rent at least one hundred twenty (120) days prior to the commencement of the Renewal Term, then either party may request arbitration by giving notice to the other party, and each party shall promptly choose an arbitrator who is a senior officer of a recognized eastern Massachusetts leasing brokerage or real estate consulting firm who shall have at least ten (10) years experience in (A) the leasing of office space in Wellesley, Massachusetts, or (B) the appraisal of first-class office building in Wellesley, Massachusetts. The two arbitrators shall then determine the fair market rent within sixty (60) days after the appointment of each arbitrator, and if the two arbitrators are unable to agree upon the fair market rent within such sixty (60)-day period, then a third arbitrator with the same qualifications as the first two arbitrators shall be selected by the two arbitrators (or if they are unable to agree then the selection shall be made by the American Arbitration Association or any organization successor thereto), and the third arbitrator shall determine the fair market rent within thirty (30) days thereafter in accordance with the following procedure: the arbitrator selected by Sublandlord and the arbitrator selected by Subtenant shall each make a separate determination of the fair market rent. The determination made by Sublandlord’s arbitrator is hereinafter referred to as “Sublandlord’s Determination” and the determination made by Subtenant’s arbitrator is hereinafter referred to as “Subtenant’s Determination”. Each arbitrator shall deliver a copy of its Determination to the third arbitrator and to the other of the two arbitrators. Each of the two arbitrators may, within five (5) days following receipt of the other’s Determination, change its Determination and deliver a copy of such changed Determination to the third arbitrator and to the other of the two arbitrators. No further changes in the Determinations will be allowed. The determination of fair market rent by the third arbitrator shall be either the amount set forth in Sublandlord’s Determination or the amount set forth in Subtenant’s Determination. The third arbitrator may not select any other amount as the fair market rent. However, if the fair market rent as so determined is less than the Minimum Amount, then the Renewal Rent during the Renewal Term shall nevertheless be the Minimum Amount. The fair market rent as so determined by the third arbitrator shall be binding upon the parties. Each party shall be responsible for the fees and expenses of the arbitrator selected by it and the parties shall share equally the fees and expenses of the third arbitrator and of the American Arbitration Association. It is expressly understood that any determination of the fair market rent pursuant to this Sublease shall be based on the criteria stated in this Section 3.2.

3.2.5 After a determination has been made of the Renewal Rent for the Renewal Term, the parties shall execute and deliver to each other an instrument setting forth the Renewal Rent as so determined; however, the determination shall be valid and enforceable whether or not such instrument is executed and delivered.

3.2.6 If the final determination of the Renewal Rent shall not be made on or before the first day of the Renewal Term, then pending such final determination, Subtenant shall pay, as the Renewal Rent for the Renewal Term, an amount calculated based upon the average of Sublandlord’s Determination and the Minimum Amount, provided that in no event shall the Renewal Rent be less than the Minimum Amount. If, based upon the determination by the third arbitrator hereunder of the fair market rent, the payments made by Subtenant on account of the Renewal Rent for such period were (A) less than the Renewal Rent payable for the Renewal Term, Subtenant shall pay to Sublandlord the amount of such deficiency within ten (10) days after demand therefor, or (B) greater than the Renewal Rent payable for the period, Sublandlord shall at its option either (1) credit such excess against the next occurring monthly installments of Base Rent hereunder, or (2) refund to Subtenant the amount of such excess within ten (10) days after demand therefor.

ARTICLE 4

CONDITION OF PREMISES

4.1	CONDITION OF PREMISES

Subtenant acknowledges that it has accepted the Premises “as is”, in the order and condition as the Premises are in on the date hereof, except specifically excluding any furniture, fixtures or other personal property of Sublandlord; and Subtenant agrees that Sublandlord is under no obligation to perform any work upon or alteration to any part of the Premises for Subtenant’s use and occupancy. Subtenant agrees that during the Term of this Sublease it will comply, at its own cost and expense, with all applicable laws, rules, regulations, ordinances, requirements and orders of public authorities, board of fire underwriters, and make all alterations required thereby to the extent that the same relate to the use of the Premises by Subtenant or anyone claiming by, through or under Subtenant, or the extent such change is triggered by work done by Subtenant or anyone claiming by, through or under Subtenant.

ARTICLE 5

USE

5.1	PERMITTED USE

5.1.1 Subtenant agrees that the Premises shall be used and occupied for the Permitted Use specified in Section 1.1 only and for no other use. During the Sublease Term, Subtenant shall assume and maintain exclusive control of the Premises. Subtenant acknowledges and understands that Subtenant shall be responsible, at its expense, for providing any janitorial, cleaning, equipment and fixture maintenance and security services necessary for Subtenant’s use and occupancy of the Premises. Subtenant shall have access to the Premises and the appurtenant common areas of the Building 24 hours per day, seven days per week, subject to such “after hours” security systems and rules and regulations as Sublandlord or Prime Landlord may from time to time impose. Notwithstanding any other provision contained herein, Subtenant agrees it and its agents, contractors, employers, guests and other persons associated with the Premises shall not enter the telephone closet relating to the Premises without prior notice to Sublandlord and without at all times being accompanied by Sublandlord or Sublandlord’s designated representative.

5.1.2 Subtenant acknowledges that Sublandlord’s business operations are subject to the Health Insurance Portability and Accountability Act of 1996 (as such act may be clarified and amended over time, “HIP AA”) and Subtenant agrees that it and its agents, contractors, employees, guests, and any other persons associated with the Premises shall be strictly prohibited from entering into any portion of the Building other than the Premises and the appurtenant common areas of the Building described in Section 2.1 hereof and from accessing any of Sublandlord’s system or records; nor shall Subtenant nor its agents, contractors, employees, guests or other persons associated with the Premises do or cause to be done any action or omission that would cause Sublandlord to violate HIP AA, and Subtenant agrees to cooperate with any reasonable requirements of Sublandlord with respect to HIP AA or any other law, rule or regulation now or in the future enacted relating to the security and confidentiality of medical information.

5.2	ASSIGNMENT AND SUBLETTING

Subtenant shall not, by operation of law or otherwise, assign, mortgage, pledge, encumber or in any manner transfer this Sublease, or any part thereof or any interest of Subtenant hereunder, or sublet or permit the Premises or any part thereof to be used or occupied by others, without the prior consent of both Sublandlord and Prime Landlord. Sublandlord agrees that it shall not unreasonably withhold or delay its consent to any sublease to which Prime Landlord may consent, provided that in each case Subtenant fulfills the following minimum requirements of Sublandlord, which Subtenant has reviewed and hereby agrees to be reasonable requirements of Sublandlord: (a) the proposed subtenant shall not be a competitor of Sublandlord; (b) the proposed use of the Premises by such subtenant shall not be incompatible with Sublandlord’s use; and (c) the financial condition of the proposed subtenant must be acceptable to Sublandlord and Prime Landlord. Notwithstanding any such consent (and notwithstanding whether consent is required hereunder), (i) Subtenant shall notify Sublandlord promptly of any assignment or subletting and the name of the assignee or subtenant, (ii) the proposed assignee or subtenant shall not have a reputation inconsistent with the occupancy of a first-class office building, (iii) Subtenant shall be prohibited from subleasing a portion of the Premises only and all subleases must be of the entire Premises, (iv) in no event shall the Premises be sublet nor the Sublease be assigned if the Premises are to be used for a purpose other than the Permitted Use, (v) Subtenant shall pay any and all reasonable attorneys’ fees or other reasonable and actual out-of-pocket costs and expenses associated with Sublandlord’s review and approval of the prospective assignee or subtenant and with related documentation; (vi) Subtenant shall provide Sublandlord with such information concerning the proposed assignee or subtenant as may be reasonably required by Sublandlord to verify whether the conditions of this Section 5.2 have been met; (vii) all assignment and subletting activities by Subtenant shall be subject to any approval rights of Ground Landlord under the Ground Lease; (viii) Subtenant shall remain liable to Sublandlord for the payment of all rent and for the performance of the covenants and conditions of this Sublease (which liability, following any assignment, shall be joint and several with the assignee); and (ix) Subtenant shall provide Sublandlord and Prime Landlord with a copy of any assignment or sublease concurrently with the execution thereof. Subtenant may, without the prior consent of Sublandlord (but in accordance with the foregoing sentence), assign this Sublease to any successor of Subtenant resulting from a merger or consolidation or due to the sale of Subtenant’s business, or to any entity under common control with Subtenant. If pursuant to this Section 5.2 Sublandlord permits Subtenant to sublease all or any portion of the Premises or to assign or otherwise transfer this Sublease, Subtenant shall pay to Sublandlord, at the time the same is received and in the manner reasonably specified by Sublandlord, fifty percent (50%) of any Excess Rent (as defined below). For purposes of this Section, the term “Excess Rent” shall mean the difference between all amounts which Subtenant receives from an assignee or sublessee by virtue of an assignment or sublease pursuant to the provisions of this Section 5.2 (less Subtenant’s reasonable and actual out-of-pocket costs and expenses associated with such subletting or assignment, including, without limitation, brokerage fees, tenant improvements and reasonable attorneys’ fees) and the total charges due under this Sublease for the subleased or assigned area, provided such difference is greater than zero.

ARTICLE 6

RENT

6.1	BASE RENT; ADDITIONAL RENT

6.1.1 Base Rent shall be in the amount specified in Section 1.1 hereof. Base Rent as provided herein shall be absolutely net to Sublandlord, with Subtenant paying all other charges with respect to the Premises as Additional Rent (as herein after defined). Subtenant shall pay as additional rent hereunder (collectively, “Additional Rent”): (a) Subtenant’s Share of all amounts in the nature of passthroughs of operating expenses, insurance charges, taxes and charges for utility usage payable by Sublandlord as tenant under the Prime Lease to the Prime Landlord attributable generally to the Building or the Leased Premises under the Prime Lease, including the Premises, specifically including, without limitation, all amounts paid by Sublandlord to Prime Landlord under Article IV of the Prime Lease, including but not limited to taxes, insurance payments, operating and maintenance expenses, utilities payments, linkage and the like (in that regard, Sublandlord shall deliver to Subtenant a copy of the annual statement of operating expenses received by. Sublandlord from Prime Landlord under Article IV Section 4 of the Prime Lease); (b) Subtenant’s Share of all charges and costs attributable to the Leased Premises under the Prime Lease which are also allocable to the Premises hereunder under Article IV of the Prime Lease or otherwise (including, without limitation charges and costs relating to utilities or to cleaning, maintenance, repair and replacement of the kitchen and dining areas and the shower and locker facilities); (c) any expenses, taxes, insurance charges, and utility charges that are (i) incurred by Sublandlord in connection with its providing of those utilities, maintenance and repair services required to be provided by Sublandlord under the terms of this Sublease and (ii) applicable exclusively to the Premises; (d) any additional costs incurred by Sublandlord in connection with its provision of those utilities, maintenance and repairs which Sublandlord is required under the terms of this Sublease to provide to the Premises for which Sublandlord is responsible for as the Tenant under the Prime Lease and (e) any additional rent or other charges payable pursuant to this Sublease. Such Additional Rent shall exclude however, the following: (a) costs attributable solely to those portions of the Leased Premises retained by Sublandlord and not to the Premises demised hereunder; (b) costs payable by Sublandlord as tenant under the Prime Lease in the nature of late penalties or interest, damages payable on account of tenant defaults, accelerated rents or charges except to the extent any such costs are incurred in connection with a default by Subtenant under this Sublease; and (c) any costs for utilities or the like that are separately metered to the Premises and that Subtenant pays directly to the utility company or service provider. Base Rent and Additional Rent are referred to herein collectively as “Rent”. Rent shall be payable by Subtenant to Sublandlord at Sublandlord’s mailing address (or such other place as Sublandlord may from time to time designate by written notice to Subtenant).

6.1.2 Commencing on the Rent Commencement Date and continuing throughout the Sublease Term, monthly installments of Base Rent shall be payable, in advance, on or before the first (1st) day of each and every calendar month during the Term of this Sublease. Additional Rent shall be payable, in advance, on or before the first (1st) day of each and every calendar month during the Sublease Term. Promptly after Sublandlord and Prime Landlord have made the appropriate adjustments between themselves on account of actual operating expenses and real estate taxes, the amounts paid by Subtenant as Subtenant’s Share of such estimated installments shall be adjusted between Sublandlord and Subtenant. The parties obligations hereunder to make such adjustments shall survive the expiration or termination of this Sublease.

6.1.3 Rent for any partial month shall be paid by Subtenant to Sublandlord at such rate on a prorata basis. Other charges payable by Subtenant on a monthly basis, as hereinafter provided, shall likewise be prorated. All Rent and other amounts due under this Sublease shall be made without demand, offset or deduction. Subtenant shall be entitled to a fair and equitable share of all rent abatements set forth in the Prime Lease which Sublandlord has been granted with respect to the Premises.

6.2	LATE PAYMENTS; ADDITIONAL RENT

If any installment of Rents, additional rent or other charges is not paid on or before the date such payment is due and payable, and if as a result Sublandlord is obligated to pay to Prime Landlord any late charge provided in the Prime Lease, then Subtenant shall pay to Sublandlord a late charge of five percent (5%) of the amount of such payment. In addition, if Subtenant shall fail to make any such payment within three (3) days after the due date, such payment shall bear interest at the rate per annum which is three percent (3%) higher than the “prime rate” then being charged by Fleet National Bank from the date such payment became due to the date of payment thereof by Subtenant; provided, however, that nothing contained herein shall be construed as permitting Sublandlord to charge or receive interest in excess of the maximum legal rate than allowed by law. Such late charge and interest shall constitute additional rent due and payable hereunder with the next installment of Base Rent due hereunder.

6.3	EXCESS UTILITY COSTS

If at any time during the Sublease Term Sublandlord, in its reasonable judgment, determines that Subtenant is using excessive quantities of HVAC, electricity or water (for purposes of this Sublease, “excessive quantities” shall mean quantities more than 10% higher than the quantities being consumed by Sublandlord, calculated on a per square foot basis, in those portions of the Leased Premises used by Sublandlord for purposes comparable to Subtenant’s use of the Premises) or that Subtenant is using any HVAC, electricity or water outside of normal business hours (as determined by Sublandlord), then in addition to paying Subtenant’s Share of utilities as part of Additional Rent, Subtenant shall also, upon receipt of a written invoice therefor, reimburse Sublandlord for the cost of any such excess quantities or after hours use. Tenant may, at its sole cost and expense, install a check meter to measure its use of utilities at the Premises.

6.4	SECURITY DEPOSIT

6.4.1 Subject to Sections 6.4.2 and 6.4.3 below, upon execution of this Sublease, Subtenant shall deposit with Sublandlord the Security Deposit described in Section 1.1 hereof as security for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Sublease, and it is agreed that in the event Subtenant defaults beyond the expiration of applicable notice, grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, the payment of Rent, Sublandlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may reasonably expend or may be required to expend by reason of Subtenant’s default beyond the expiration of applicable notice, grace or cure periods in respect of any of the terms, provisions, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the security shall be returned to Subtenant after the date fixed as the end of the Sublease Term and not later than thirty (30) days after delivery of entire possession of the Premises to Sublandlord as provided hereunder. In the event of a sale of the Land and Building or leasing of the Building, of which the Premises form a part, Sublandlord shall have the right to transfer the security to the vendee or lessee and Sublandlord shall thereupon be released by Subtenant from all liability for the return of such security, and Subtenant agrees to look solely to the new Sublandlord for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sublandlord. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as security and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Sublandlord applies or retains any portion or all of the security deposited, Subtenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be the full amount of the security deposit required at the relevant time. Sublandlord shall not be responsible for the payment of any interest on the Security Deposit.

6.4.2 Subtenant shall deliver to Sublandlord upon execution of this Sublease, and shall maintain in effect at all times during the Sublease Term (and through the period which is thirty (30) days following the Expiration Date) following delivery thereof, a clean, unconditional and irrevocable letter of credit, in substantially the form annexed hereto as Exhibit B in the amount of the Security Deposit issued by a banking corporation (“Bank”) reasonably satisfactory to Sublandlord. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and it shall be automatically renewed from year-to- year unless terminated by the Bank by notice to Sublandlord given not less than thirty (30) days prior to the then expiration date therefor. It is agreed that in the event Subtenant defaults in respect of any of the terms, covenants or provisions of this Sublease, including, but not limited to, the payment of any Rent, and such default continues beyond the applicable grace or cure period, if any, or if any letter of credit is terminated by the Bank and is not replaced within thirty (30) days prior to its expiration that (A) Sublandlord shall have the right to require the Bank to make payment to Sublandlord of so much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default (or the entire proceeds if notice of termination is given as aforesaid and the letter of credit is not replaced as aforesaid), and (B) Sublandlord may apply said sum so paid to it by the Bank to the extent required for the payment of any Rent or any other sum as to which Subtenant is in default beyond applicable grace and cure periods or for any sum which Sublandlord may reasonably expend or may be required to expend by reason of Subtenant’s default beyond applicable grace and cure periods in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Sublandlord, without thereby waiving any other rights or remedies of Sublandlord with respect to such default. If Sublandlord applies any part of the proceeds of a letter of credit, Subtenant, upon demand, shall deposit with Sublandlord promptly the amount so applied or retained (or increase the amount of the letter of credit) so that the Sublandlord shall have the full deposit on hand at all times during the Sublease Term. If, subsequent to a letter of credit being drawn upon, a new letter of credit meeting all the requirements set forth in this Section 6.4.2 is delivered to Sublandlord, any proceeds of the former letter of credit then held by Sublandlord shall be promptly returned to Subtenant. If a letter of credit is drawn upon, any proceeds received by Sublandlord which are not applied to the curing of the default shall be held by Sublandlord subject to the provision of Section 6.4.1 above. If Subtenant shall fully and faithfully comply with all of the terms, covenants and provisions of this Sublease, any letter of credit, or any remaining portion of any sum collected by Sublandlord hereunder from the Bank, together with any other portion or sum held by Sublandlord as security, shall be returned to Subtenant within thirty (30) days after the Expiration Date of this Sublease and after delivery of the entire possession of the Premises to Sublandlord. In the event of an assignment by Sublandlord of its interest under this Sublease, Sublandlord shall have the right to transfer the security to the assignee, and Subtenant agrees to look to the new Sublandlord solely for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sublandlord. Sublandlord shall not be responsible for any transfer fee associated with any letter of credit provided by Subtenant hereunder. Subtenant shall have the right to substitute one letter of credit for another, provided that at all times the letter of credit shall meet the requirements of this Section 6.4.2.

6.4.3 Provided that (a) Subtenant is not then in default of its obligations under the terms of this Sublease beyond applicable notice or grace periods, if any, and (b) there has not, within the twelve (12) calendar month period prior to any Reduction Date (as hereinafter defined), existed an Event of Default by Subtenant (the foregoing subsections (a) and (b) are hereinafter referred to as the “Reduction Conditions”), Subtenant shall be entitled to reduce the Security Deposit on the first day of each Sublease Year (the “Reduction Date”) to the amounts listed on the following schedule (or if the deposit is in the form of a letter of credit, Sublandlord shall exchange the letter of credit for a letter of credit delivered by Subtenant which reduces the amount secured by the letter of credit to such amount):

Sublease Year	Security Deposit Amount
1	$831,600.00
2	$665,280.00
3	$498,960.00
4	$332,640.00
5	$166,320.00

For purposes of this Sublease, the term “Sublease Year” shall mean a period of twelve (12) consecutive months, commencing on the Commencement Date and each successive twelve (12) month period, except that if the Commencement Date shall occur on a date other than the first day of a month, then the first Sublease Year shall include the period of the Commencement Date to the first day of the following month and twelve (12) calendar months thereafter, and further except that the first Sublease Year shall contain thirteen (13) full calendar months (and the partial month, if any, at the beginning of the Sublease Term). In the event that Subtenant is not entitled to reduce the Security Deposit (or exchange its letter of credit for one securing a reduced amount, as applicable) on any Reduction Date because it fails to comply with the Reduction Conditions, then Subtenant shall be entitled to such reduction on the next following Reduction Date provided that upon such date Subtenant is in compliance with the Reduction Conditions (and the remainder of the reduction schedule would be delayed by such 12-month period).

ARTICLE 7

ALTERATIONS, FIXTURES AND EQUIPMENT; REPAIRS AND MAINTENANCE

7.1	ALTERATIONS

7.1.1 Upon the Commencement Date, Subtenant shall construct a new “building standard” entryway to the Premises (the “TI Work”). Subtenant agrees to construct the TI Work and all other Alterations to the Premises in accordance with the provisions of this Article 7 and other applicable terms of this Sublease. Sublandlord shall provide Subtenant with a credit against its payments of Rent in the amount of all direct costs relating to the TI Work up to a maximum of Five Thousand Dollars ($5,000.00) (the “Maximum Amount”) upon receipt of appropriate invoices evidencing such costs and Subtenant shall be responsible for all such costs above the Maximum Amount.

7.1.2 Subtenant may not make any alterations, installations, and improvements to the Premises, including, without limitation, the TI Work and all other such alterations, installations and improvements (“Alterations”) without first obtaining the prior consent of both Sublandlord and Prime Landlord. Sublandlord shall not be responsible for the failure or refusal of Prime Landlord to consent to such Alterations. Sublandlord hereby agrees that it shall not unreasonably withhold its consent to any Alterations approved by Prime Landlord. Any such approved Alterations shall be done at Subtenant’s sole expense in a good and workmanlike manner by a general contractor reasonably approved by Sublandlord and in compliance with all applicable laws and codes and the applicable requirements of the Prime Lease, as provided in Article V Section 4 thereof. Notwithstanding the foregoing paragraph or any other provision of this Sublease, Subtenant agrees that if it shall remove any or all of the pendant lighting within the Premises as part of its TI Work or other Alterations, then it shall immediately deliver such pendant lighting to Landlord in the condition it is on the date hereof, reasonable wear and tear excepted.

7.1.3 Prior to making any Alterations, Subtenant shall (i) submit to Sublandlord detailed construction plans and specifications (including layout, architectural, mechanical,

electrical, plumbing, sprinkler and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Sublandlord’s and Prime Landlord’s approval of such plans and specifications, (ii) at Subtenant’s expense, obtain all permits, approvals, inspections (to be performed by an engineer or general contractor approved by Sublandlord), sign-offs and certificates required by any governmental authorities, and (iii) furnish to Sublandlord duplicate original policies or certificates thereof of worker’s compensation (covering all persons to be employed by Subtenant, and Subtenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Sublandlord may reasonably approve, naming Sublandlord and its agents, and any lessor and any mortgagee, as additional insureds, provided that, with respect to any agent, lessor and mortgagee, Subtenant has received notice thereof. Upon completion of such Alteration, Subtenant, at Subtenant’s expense, shall obtain certificates of final approval of such Alteration required by any governmental authority and shall furnish Sublandlord with copies thereof, together with the “as-built” plans and specifications (in CAD format or another format requested by Sublandlord) for such Alterations and certificates that indicate compliance with flame and smoke spread criteria. All Alterations shall be made and performed in accordance with the plans, and specifications therefor as approved by Sublandlord, and any reasonable rules and regulations that may be established by Sublandlord from time to time. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be first quality and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. In addition, no Alteration shall be undertaken prior to Subtenant’s delivering to Sublandlord such security for the completion of such Alteration as shall be reasonably satisfactory to Sublandlord or required by any mortgagee or lessor. All Alterations requiring the consent of Sublandlord shall be performed only under the supervision of an independent licensed architect retained and paid for by Subtenant and approved by Sublandlord, which approval shall not be unreasonably withheld.

7.1.4 Sublandlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Subtenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Sublandlord of any plans and/or specifications with respect to any Alteration is solely for Sublandlord’s benefit, and without any representation or warranty whatsoever to Subtenant or any other person with respect to the adequacy, correctness, compliance with any laws, regulations or other requirements or efficiency thereof or otherwise.

7.1.5 Subtenant shall be permitted to perform Alterations during the hours of 8:00 A.M. to 6:00 P.M. on business days, provided that such work shall not interfere with, interrupt or disturb the operation and maintenance of the Building or unreasonably interfere with, interrupt or disturb the use and occupancy of the Building by other Subtenants in the Building (in which case, upon Sublandlord’s request, Subtenant agrees to perform such work after 6 P.M. and before 8 A.M.)

7.1.6 Sublandlord may, by notice given not later than thirty (30) days prior to the Expiration Date, require Subtenant to remove any Alterations, and to repair and restore in a good and workerlike manner to good condition any damage to the Premises or the Building caused by such removal. Notwithstanding the foregoing. Sublandlord agrees that it shall advise Subtenant at such time that Subtenant requests Sublandlord’s consent to any Alteration whether or not Subtenant shall be required to remove the same at the end of the term of this Sublease and if removal shall be so required, Sublandlord shall also advise Subtenant of the nature of the restoration which will be required as a result of such removal, provided that in any such request by Subtenant for Sublandlord’s consent to the applicable Alteration, Subtenant shall specifically request Sublandlord to advise Subtenant whether or not such Alteration must be removed prior to the expiration of the term of this Sublease and the extent of any restoration.

7.1.7 Subtenant agrees that it shall not perform any Alterations in a manner which would create any work stoppage, picketing, labor disruption, dispute or disharmony or any interference with the business of Sublandlord or any subtenant or occupant of the Building. Subtenant shall immediately stop work or other activity if Sublandlord notifies Subtenant that continuing such work or activity would violate Sublandlord’s union contracts with respect to the Building, or create any work stoppage, picketing, labor disruption, dispute or disharmony or any interference with the business of Sublandlord or any subtenant or occupant of the Building. Subtenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Sublandlord. In the event of any such interference or conflict, Subtenant, upon demand of Sublandlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

7.1.8 Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Subtenant shall be discharged by Subtenant within twenty (20) days after Subtenant shall have received notice thereof, at Subtenant’s expense, by payment or filing the bond required by law.

7.1.9 Subtenant shall pay to Sublandlord on demand and as Additional Rent in connection with any Alteration, a fee equal to the out-of-pocket costs incurred by Sublandlord in connection with such Alteration, including, without limitation, any fee charged by Prime Landlord in reviewing the plans and specifications for the Alteration or inspecting the progress of completion of the same.

7.2	REPAIRS AND MAINTENANCE

Subtenant shall keep the Premises, and all alterations, improvements, and additions thereto, in the condition the same is required to be kept by the Tenant under the Prime Lease. Subtenant shall not permit or commit any waste, and Subtenant shall be responsible for the cost of repairs which may be necessary by reason of damages to common areas in the Building or the Premises caused by Subtenant or Subtenant’s agents, employees and contractors.

It is understood that the Prime Landlord has certain obligations to make repairs to the Premises, as set forth in the Prime Lease. Sublandlord shall have no obligation or liability to Subtenant in the event that the Prime Landlord does not make such repairs, except that Sublandlord shall request that the Prime Landlord make any such repairs and shall use commercially reasonable efforts to enforce any applicable provisions of the Prime Lease with respect to such repairs. If Prime Landlord fails to make the requested repairs within the time period for making the same set forth in the Prime Lease, Sublandlord shall, upon written request by Subtenant, exercise any right which it may have under the Prime Lease to make repairs on behalf of Prime Landlord and shall thereafter promptly complete such repairs and Subtenant shall indemnify and hold Sublandlord harmless from and against any and all costs, expenses and liabilities arising out of such exercise of such right except where the same arises out of the negligence or willful misconduct of Sublandlord, its agents, employees or contractors.

ARTICLE 8

SUBTENANT’S RISK AND INDEMNITY

8.1	SUBTENANT’S RISK

8.1.1 Subtenant agrees to use and occupy the Premises at Subtenant’s own risk; and to the fullest extent permitted by law, Sublandlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Subtenant, or of those claiming by, through or under Subtenant, including without limitation, any loss or damage from the breaking, bursting, crossing, stopping or leaking of electric cables and wires, and water, gas, sewer or steam pipes or like matters.

8.1.2 To the maximum extent Subtenant may lawfully so agree, Subtenant agrees to indemnify and save harmless Sublandlord and the Prime Landlord from and against any claims of whatever nature arising from any accident, injury, or damage whatsoever caused to any person or to the property of any person occurring during the term of this Sublease in the Premises, except to the extent caused by the negligence or willful misconduct of Sublandlord and its agents, employees, invitees or contractors. In addition, to the maximum extent Subtenant may lawfully so agree, Subtenant agrees to indemnify and save harmless Sublandlord and Prime Landlord from and against any claims of whatever nature arising from any accident, injury, or damage whatsoever caused to any person or to the property of any person occurring during the term of this Sublease in the Building outside of the Premises or on the lot on which the Building is located to the extent caused by the negligence or willful misconduct of Subtenant and its agents, employees, invitees or contractors. This indemnity and hold harmless agreement shall include indemnity against all costs, expenses, and liabilities reasonably incurred in, or in connection with, any such claim or proceeding brought thereon, and the defense thereof.

ARTICLE 9

INSURANCE

9.1	SUBTENANT’S INSURANCE

Subtenant shall carry and maintain, throughout the term hereof, at its own cost and expense, the insurance required under Article IV Sections 2 and 3 of the Prime Lease to be maintained by the “Tenant” thereunder, except that the limits of Subtenant’s general liability policy shall be not less than Three Million Dollars ($3,000,000) for each occurrence and Three

Million Dollars ($3,000,000) in the aggregate; such insurance shall name as additional insureds both Sublandlord and Prime Landlord, and any other entities required to be named on such policies pursuant to the Prime Lease.

ARTICLE 10

DEFAULT

10.1 SUBTENANT’S DEFAULT. Each of the following events shall be an “Event of Default” hereunder:

10.1.1 If Subtenant shall default in the payment when due of any installment of Base Rent and such default shall continue for three (3) business days after notice of such default is given to Subtenant, or in the payment when due of any other item of Rent and such default shall continue for three (3) business days after notice of such default is given to Subtenant, except that if Sublandlord shall have given one (1) such notice in any twelve (12) month period, Subtenant shall not be entitled to any further notice of its delinquency in the payment of Rent until such time as twelve (12) consecutive months shall have elapsed without Subtenant having defaulted in any such payment; or

10.1.2 if Subtenant shall default in the observance or performance of any term, covenant or condition on Subtenant’s part to be observed or performed under any other lease with Sublandlord or Sublandlord’s predecessor in interest of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default or if Subtenant shall cause Sublandlord to be in default of its obligations under the Prime Lease; or

10.1.3 if the Premises shall become abandoned (the Premises shall not be deemed abandoned if, notwithstanding that Subtenant shall have vacated the Premises, Subtenant shall continue to fulfill its obligations under this Sublease); or

10.1.4 if Subtenant’s interest or any portion thereof in this Sublease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 5 hereof; or

10.1.5 (a) if Subtenant shall commence or institute any case, proceeding or other action (i) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property and same is not discontinued within thirty (30) days; or

(b) if Subtenant shall make a general assignment for the benefit of creditors; or

(c) if any case, proceeding or other action shall be commenced or instituted against Subtenant (i) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (a) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (b) remains undismissed for a period of ninety (90) days; or

(d) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Subtenant which appointment is not vacated or stayed within thirty (30) business days; or

10.1.6 if Subtenant shall default in the observance or performance of any other term, covenant or condition of this Sublease on Subtenant’s part to be observed or performed and Subtenant shall fail to remedy such default within twenty (20) days after notice by Sublandlord to Subtenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of twenty (20) days and Subtenant shall not commence within said period of twenty (20) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; provided, however, that such extension of time shall not be effective if Sublandlord would thereby become subject to any civil or criminal liability or if the default would constitute a default under the Prime Lease.

10.2 TERMINATION

10.2.1 If an Event of Default (1) described in Section 10.1.5 hereof shall occur, or (2) described in Section 10.1.1, 10.1.2, 10.1.3, 10.1.4 or 10.1.6 shall occur and Sublandlord, at any time thereafter, at its option gives written notice to Subtenant stating that this Sublease and the Sublease Term shall expire and terminate on the date specified in such notice (which date shall not be less than five (5) days after the date of such notice), then this Sublease and the Sublease Term and all rights of Subtenant under this Sublease shall expire and terminate as if the date on which the Event of Default described in clause (1) above occurred or the date set forth in such notice, pursuant to clause (2) above, as the case may be, were the Fixed Expiration Date and Subtenant immediately shall quit and surrender the Premises, but Subtenant shall nonetheless be liable for all of its obligations hereunder, as provided for in Article 11 and Article 12 hereof. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 10.1.5 hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Subtenant or Subtenant as debtor-in-possession shall fail to assume Subtenant’s obligations under this Sublease within the period prescribed therefor by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Subtenant or Subtenant as debtor-in-possession shall fail to provide adequate protection of Sublandlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Subtenant’s obligations under this Sublease, Sublandlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Sublease on five (5) days’ notice to Subtenant, Subtenant as debtor-in-possession or said trustee and upon the expiration of said five (5) day period this Sublease shall cease and expire as aforesaid and Subtenant, Subtenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

10.2.2 If an Event of Default described in Section 10.1.1 hereof shall occur, and this Sublease shall be terminated as provided in Section 10.2 hereof, Sublandlord, without notice, may reenter and repossess the Premises and may dispossess Subtenant by summary proceedings or otherwise.

10.3 LIABILITY OF SUBTENANT. If at any time, (A) Subtenant shall comprise two (2) or more persons, or (B) Subtenant’s obligations under this Sublease shall have been guaranteed by any person other than Subtenant, or (C) Subtenant’s interest in this Sublease shall have been assigned, the word “Subtenant”, as used in Section 10.1.5, shall be deemed to mean any one or more of the persons primarily or secondarily liable for Subtenant’s obligations under this Sublease. Any monies received by Sublandlord from or on behalf of Subtenant during the pendency of any proceeding of the types referred to in Section 10.1.5 shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Sublandlord shall not be deemed an acceptance of Rent or a waiver on the part of Sublandlord of any rights under Section 10.2.

ARTICLE 11

REMEDIES AND DAMAGES

11.1	TERMINATION

11.1.1 If there shall occur any Event of Default, and this Sublease and the Sublease Term shall expire and come to an end as provided in Article 10 hereof:

(a) Subtenant shall quit and peacefully surrender the premises to Sublandlord, and Sublandlord and its agents may immediately, or at any time after such default or after the date upon which this Sublease and the Sublease Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Subtenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(b) Sublandlord, at Sublandlord’s option, may relet the whole or any portion or portions of the premises from time to time, either in the name of Sublandlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the expiration date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Sublandlord, in its sole discretion, may determine; provided, however, that Sublandlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Subtenant of any liability under this Sublease or otherwise affect any such liability, and Sublandlord, at Sublandlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Sublandlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Subtenant of any liability under this Sublease or otherwise affecting any such liability.

11.1.2 Subtenant hereby waives the service of any notice of intention to re-enter to that end which may otherwise be required to be given under any present or future law. Subtenant, on its own behalf and on behalf of all persons claiming through or under Subtenant, including all creditors, does further hereby waive any and all rights which Subtenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Sublease, after (1) Subtenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (2) any re-entry by Sublandlord, or (3) any expiration or termination of this Sublease and the Sublease Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Sublease. The words “re-enter,” “re-entry” and “re-entered” as used in this Sublease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Subtenant, or any persons claiming through or under Subtenant, of any term, covenant or condition of this Sublease, Sublandlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Sublease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Sublandlord from invoking any other remedy allowed at law or in equity.

11.2	TERMINATION; RE-ENTRY

11.2.1 If this Sublease and the Sublease Term shall expire and come to an end as provided in Article 10 hereof, or by or under any summary proceeding or any other action or proceeding, or if Sublandlord shall re-enter the Premises as provided in Section 11.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(a) Subtenant shall pay to Sublandlord all Base Rent, Additional Rent and other items of rent payable under this Sublease by Subtenant to Sublandlord to the date upon which this Sublease and the Sublease Term shall have expired and come to an end or to the date of re-entry upon the premises by Sublandlord, as the case may be, and Subtenant shall repay to Sublandlord the amounts of all rent concessions and/or work allowances or reimbursements given to Subtenant and brokerage commissions paid by Sublandlord with respect to this Sublease provided that such amounts shall be amortized over the Sublease Term and Subtenant shall only be required to repay the unamortized portion of such amounts;

(b) Subtenant also shall be liable for and shall pay to Sublandlord, as damages, any deficiency (a “Deficiency”) between the Rent for the period which otherwise would have constituted the unexpired portion of the Sublease Term had this Sublease not been terminated prior to the Fixed Expiration Date, and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (b) of Section 11.1.1 for any part of such period (first deducting from the rents collected under any such reletting all of Sublandlord’s expenses in connection with the termination of this Sublease, Sublandlord’s re-entry upon the premises and with such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contribution to work and other expenses of preparing the premises for such reletting); any such deficiency shall be paid in monthly installments by Subtenant on the days specified in this Sublease for payment of installments of base rent, Sublandlord shall be entitled to recover from Subtenant each monthly deficiency as the same shall arise, and no suit to collect the amount of the deficiency for any month shall prejudice Sublandlord’s right to collect the deficiency for any subsequent month by a similar proceeding; and

(c) whether or not Sublandlord shall have collected any monthly deficiency as aforesaid, Sublandlord shall be entitled to recover from Subtenant, and Subtenant shall pay to Sublandlord, on demand, in lieu of any further deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Sublease Term exceeds the then fair and reasonable rental value of the premises for the same period, both discounted to present worth at the base rate less the aggregate amount of deficiencies theretofore collected by Sublandlord pursuant to the provisions of clause (b) of this Section 11.2.1 for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the premises, or any part thereof, shall have been relet by Sublandlord for the period which otherwise would have constituted the unexpired portion of the Sublease Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the premises so relet during the term of the reletting provided such reletting is not to an affiliate of Sublandlord, and if such reletting is to an affiliate of Sublandlord, the amount of rent shall be rebuttably presumed to be the fair and reasonable rental value for such space during the term of the reletting.

11.2.2 If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 11.2. Subtenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Base Rent reserved in this Sublease. Solely for the purposes of this Article 11, the Sublease Term “Additional Rent” as used in Section 11.1.1 (a) shall mean the Additional Rent in effect immediately prior to the Expiration Date, or the date of reentry upon the Premises by Sublandlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 6 hereof for the Sublease Year immediately preceding such event. Nothing contained in Article 10 hereof or this Article 11 shall be deemed to limit or preclude the recovery by Sublandlord from Subtenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Sublandlord may be entitled in addition to the damages set forth in this Section 11.2.

ARTICLE 12

SUBLANDLORD’S ACCESS TO PREMISES

12.1	SUBLANDLORD’S RIGHT OF ACCESS

If Subtenant fails to make any necessary repairs to the Premises within a reasonable time after notice thereof from Sublandlord, Sublandlord shall have the right to enter the Premises (giving Subtenant at least 24 hours advance notice when possible, except in the case of an emergency) at all reasonable hours for the purpose of making such repairs at Subtenant’s expense. Subtenant acknowledges that Prime Landlord shall have the right to access the Premises in accordance with Article X Section 15 of the Prime Lease.

ARTICLE 13

CASUALTY

13.1	CASUALTY AND RESTORATION; EMINENT DOMAIN

If the Premises, or any part thereof, shall be damaged or destroyed by fire or other casualty or damage by eminent domain then Subtenant shall promptly notify Prime Landlord and Sublandlord. Under the Prime Lease, the Prime Landlord is obligated to repair or restore the Premises to the extent and in the manner set forth in Article VI Section 3 and Article VII of the Prime Lease, as the case may be. If Prime Landlord abates Sublandlord’s rent with respect to the Premises as a result, then Rent and other charges hereunder shall be similarly abated for so long as Sublandlord is entitled to and receives an abatement under the Prime Lease. If damage is of the type which entitles Prime Landlord or Sublandlord to terminate the Prime Lease and either such party so elects to terminate the Prime Lease, then the Prime Lease shall cease and come to an end and this Sublease shall similarly terminate.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1	WAIVER

Failure on the part of either party to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be deemed to be a waiver by such party of any of its rights hereunder. Further, it is agreed that no waiver of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent to or approval of any action by either party requiring such consent or approval shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent similar act by such party.

14.2	COVENANT OF QUIET ENJOYMENT

Subtenant, subject to the terms and provisions of this Sublease, on payment of the Rent and observing, keeping, and performing all of the terms and provisions of this Sublease on Subtenant’s part to be observed, kept, and performed, shall lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Premises during the Sublease Term without hindrance or ejection by Sublandlord or by any person lawfully claiming under Sublandlord, but subject to force majeure; the foregoing covenant of quiet enjoyment is given in lieu of any other covenant, whether express or implied. In no event shall Sublandlord or Subtenant ever be liable to the other for indirect or consequential damages relating to this Sublease.

14.3	INVALIDITY OF PARTICULAR PROVISIONS

If any term or provision of this Sublease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

14.4	BROKERS

Each party represents and warrants to the other that it has not directly or indirectly dealt, with respect to the Premises and this Sublease with any broker other than the Brokers identified in Section 1.1 (the “Brokers”). In the event this sublease is fully executed and delivered by Sublandlord and Subtenant, Sublandlord shall pay The Staubach Company a commission equal to $3.00 per rentable square foot of the Premises, which commission shall be paid fifty percent (50%) upon full execution of this Sublease and fifty percent (50%) upon the date on which Subtenant’s first full payment of rent hereunder is due and received by Sublandlord. Each party shall save harmless and indemnify the other party against any claims by anyone with whom it has so dealt or by whom its attention was called to the Premises, other than the Brokers, for a commission arising out of the execution and delivery of this Sublease or out of negotiations between Sublandlord and Subtenant with respect to space in the Building. Sublandlord agrees to pay the Brokers the commission with respect to this Sublease set forth in a separate agreement between Sublandlord and the Brokers.

14.5	PROVISIONS BINDING, ETC.

Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, respectively, of Sublandlord and Subtenant. Each term and each provision of this Sublease to be performed by Subtenant shall be construed to be both a covenant and a condition. The reference contained to the successors and assigns of Subtenant is not intended to constitute a consent to assignment by Subtenant, but has reference only to those instances in which Sublandlord shall have given its consent to a particular assignment if such consent is required by the provisions of this Sublease. Each person executing this Sublease on behalf of Sublandlord warrants that Sublandlord is a duly existing and valid Massachusetts corporation qualified to do business in Massachusetts, that Sublandlord has duly executed and delivered this Sublease, that the execution and delivery of, and the performance by Sublandlord of its obligations under this Sublease are within the powers of Sublandlord and have been duly authorized by all requisite corporate action, and that this Sublease is a valid and binding obligation of Sublandlord in accordance with its terms. Each of the persons executing this instrument on behalf of the Subtenant hereby covenant and warrant that the Subtenant is a duly existing and valid Delaware corporation qualified to do business in Massachusetts, that Subtenant has duly executed and delivered this Sublease, that the execution and delivery of, and the performance by Subtenant of its obligations under this Sublease are within the powers of Subtenant and have been duly authorized by all requisite corporate action, and that the Sublease is a valid and binding obligation of Subtenant in accordance with its terms.

14.6	HOLDOVER

Any holdover by Subtenant following the expiration or earlier termination of the Sublease Term shall, at Sublandlord’s option, be treated as a tenancy at sufferance at a daily rate equal to twice the Rent payable by Subtenant immediately preceding such holdover and shall otherwise be on the terms and conditions of this Sublease so far as the same may be applicable. Subtenant hereby agrees to indemnify and hold Sublandlord harmless from and against any loss, cost or expense incurred by Sublandlord as the result of any holdover by Subtenant.

14.7	NO RECORDING

Subtenant agrees not to record this Sublease or any notice thereof.

14.8	NOTICES

Whenever by the terms of this Sublease notice, demand or other communication shall or may be given, either to Sublandlord or to Subtenant, the same shall be adequately given if in writing and delivered by hand, by overnight mail by a nationally recognized courier or sent by registered or certified mail, postage prepaid:

If intended for Sublandlord, addressed to it at the mailing address set forth in Section 1.1, with a courtesy copy to Sublandlord’s real estate attorneys. Prior to November 1, 2001 such attorneys’ address is: Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108, Attention: John E. Rattigan, Jr., Esq. and after November 1, 2001 is Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: John E. Rattigan, Jr., Esq. (or to such other address or addresses as may from time to time hereafter be designated by Sublandlord by like notice).

If intended for Subtenant, addressed to it the address set forth in Section 1.1, with a courtesy copy to Subtenant’s real estate attorneys at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: Joshua Davis, Esq. (or to such other address or addresses as may from time to time hereafter be designated by Subtenant by like notice).

All such notices shall be effective upon receipt or refusal to receive.

14.9	PRIME LANDLORD CONSENT

This Sublease shall not be effective until and unless Prime Landlord has given any consent necessary under the Prime Lease and Sublandlord shall be responsible for paying all costs and expenses payable to Prime Landlord under the Prime Lease in connection with obtaining such consent. Sublandlord shall not be responsible for the failure or refusal of Prime Landlord to consent to this Sublease.

14.10	SEPARATION; CONFIDENTIALITY

Each of the parties hereto acknowledges that the employees and guests of the other party have the right to use in common with the employees and guests of such party certain common areas within the Building, even though both parties expect to maintain separate and private work places. Neither Sublandlord nor Subtenant shall have access to the other’s private offices, secretarial work areas, file storage areas or other areas where files or documents of each party are stored or utilized, and each of Sublandlord and Subtenant shall avoid viewing the files or documents of the other party when using the common areas of the Building. Each party hereto agrees that in the event it obtains possession of or becomes aware of any papers, documents, files or other information involving the other party’s business, employees, or clients, such party shall promptly notify the other party of their possession of such information and shall promptly return any such papers, documents or files, shall keep all such information confidential, and shall not disclose any of such information to any third parties without the prior written consent of the other party.

14.11	SIGNAGE

Sublandlord, at its cost and subject to receiving the consent of the Prime Landlord pursuant to Article V Section 5 of the Prime Lease, shall provide sign identification for Subtenant in the common area of the Building in a manner consistent with other multi-tenanted office buildings in the vicinity of the Building, as reasonably determined by Sublandlord (such as, for example, the provision of a Building directory).

EXECUTED UNDER SEAL, in any number of counterpart copies, each of which counterpart copies shall be an original for all purposes, as of the day and year first above written.

Sublandlord:	Harvard Pilgrim Health Care, Inc.

	By	/s/ BRUCE M. BULLEN
	Name:	Bruce M. Bullen
	Its:	Senior Vice President
hereunto duly authorized

Subtenant:	Coley Pharmaceutical Group, Inc.

	By	/s/ ROBERT FORRESTER
	Name:	Robert Forrester
	Its:	Senior Vice President
hereunto duly authorized

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